EXHIBIT 2.1 LOCK UP AGREEMENT

December 14, 1994


VIA FACSIMILE TRANSMISSION


Mr. and Mrs. Icaro Olivieri
Norcim Holdings B.V.
161709 Canada Inc.
101028 Canada Ltee
161578 Canada Inc.
Siminvest S.A.

Dear Sirs:

Re:  Canstar Sports Inc.

We understand that:

   (i) Mr. and Mrs. Icaro Olivieri (the "Principal Shareholders") own, or exercise control or direction over, all of the shares of 161709 Canada Inc. ("1617") and, through 1617, own or exercise control or direction over, 80% of the shares of 161578 Canada Inc. ("1615");

  (ii) Norcim Holdings B.V. ("NBV") owns directly all of the shares of 101028 Canada Ltee ("1010") other than a class of voting preferred shares of 1010 (the "O Prefs") owned by Mr.
Olivieri; and

 (iii) 1617, 1615 and 1010 (collectively, the "Holding Companies") own, respectively, the following common shares of Canstar
Sports Inc. ("Canstar"):

Name of Shareholder        Number of Canstar Common Shares

         1617                          2,276,300
         1010                          2,114,999
         1615                          2,447,623

The common shares of Canstar owned by the Holding Companies are referred to herein as the "Shares".

We further understand that Siminvest S.A. ("Siminvest") owns
1,832,998 common shares of Canstar (the "Siminvest Shares").

1.     Reorganization

1.1    (a)     In order to give effect to the transactions
contemplated herein, the Principal Shareholders, 1617 and 1615 hereby covenant with us that promptly after the date hereof 1617 and 1615 will form new, wholly-owned subsidiary corporations under the Canada Business Corporations Act (respectively, "1617 Subco" and "1615 Subco") with authorized share capital consisting of an unlimited number of common shares and an unlimited number of voting preference shares. The rights, privileges, restrictions and conditions attaching to these shares shall be satisfactory to each of 1617, 1615 and us, acting reasonably. 1617 and 1615 will transfer their respective holdings of common shares of Canstar to such new subsidiaries in exchange for common shares of each of 1617 Subco and 1615 Subco. 1617 and 1617 Subco and 1615 and 1615 Subco shall make the following elections under subsection 85(1) of the Income Tax Act and under section 518 of the Quebec Taxation Act in respect of the transfer by 1617 and 1615 to their respective subsidiaries of their common shares of Canstar,

   (i) 1617 and 1617 Subco shall elect a transfer price equal to the adjusted cost base (as defined for purposes of those legislative provisions) to 1617 of the Common Shares so transferred by it; and

  (ii) 1615 and 1615 Subco shall elect a transfer price equal to the adjusted cost base (as defined for purposes of those legislative provisions) to 1615 of the Common Shares so transferred by it.

       (b)  Prior to the "Closing Date" (defined in
paragraph 7), each of 1615 and 1615 Subco and 1617 and 1617 Subco may undertake transactions so that each of 1615's and 1617's share of "safe income" attributable to the common shares of Canstar transferred to 1615 Subco and 1617 Subco, as the case may be, may be capitalized or may be distributed to 1615 and 1617, as the case may be (provided that any such distribution shall not have the effect of creating any liability that remains outstanding on the Closing Date or affects the ownership of any Shares), and be added to the adjusted cost base of such corporation's "Transferred Subsidiary Shares" (defined in paragraph 2.1).
_
1.2 (a) Not later than the day prior to the date of our making the "Offer (as defined in paragraph 2.2), NBV will cause 1010 to create a new class of voting preferred shares having rights, privileges, restrictions and conditions satisfactory to NBV, 1010 and us, acting reasonably. Promptly thereafter and prior to the date of the Offer, NBV will subscribe for voting preferred shares of 1010 for aggregate consideration equal to Cdn.$10.

       (b) Prior to the date of the Offer 1617 will subscribe for voting preferred shares of 1617 Subco and 1615 will subscribe for voting preferred shares of 1615 Subco, in each case for aggregate consideration equal to Cdn. $10.

       (c) Prior to the date of the Offer, NBV, 1617 and 1615 will, respectively, sell to us, and we will purchase, the voting preferred shares of 1010, 1617 Subco and 1615 Subco issued in accordance with paragraphs 1.2(a) or (b), as applicable, in each case for aggregate consideration of Cdn.$10, it being understood that following such sale and purchase we will hold a sufficient number of voting preferred shares of each such company to constitute each such company an "associate" of ours within the meaning of the Canada Business Corporations Act.

       (d) On or prior to the Closing Date 1010 will redeem the O Prefs for nominal consideration.

1.3 If the obligations of the Principal Shareholders, NBV and the Holding Companies under this Agreement are terminated in accordance with paragraph 8, NBV, 1617 and 1615 shall thereupon be obligated to purchase from us, and we shall be obligated to sell to them, respectively, all of the outstanding voting preferred shares of 1010, 1617 Subco and 1615 Subco owned by us for an aggregate purchase price equal to the purchase price paid by us for such shares. The closings of the purchases and sales of such voting preferred shares shall take place at the time and place designated by NBV, 1617 and 1615 by written notice given to us at least 5 business days prior to the date of closing. Each of NBV, 1617 and 1615 shall pay the purchase price for the voting preferred shares by cheque to us against delivery of share certificates representing such shares duly endorsed in blank for transfer, with signatures guaranteed by a bank or trust company.

1.4 The expression, "Transferred Subsidiaries" means, collectively, 1010, 1617 Subco and 1615 Subco and the expression "Vendors" means:

   (i)  NBV in relation to 1010;

  (ii)  1617 in relation to each of 1617 Subco; and

  (iii)  1615 in relation to 1615 Subco.

2.       Purchase of Shares and the Offer

2.1 On and subject to the terms and conditions set forth herein, we hereby agree to purchase from the Vendors, and the Vendors hereby, severally, agree to sell to us, for cash, on the Closing Date all of the outstanding shares (the "Transferred Subsidiary Shares") of each of the Transferred Subsidiaries which are not owned by us. The following shall be the cash consideration for the Transferred Subsidiary
Shares:

    (i)  in respect of the shares of 1010 - Cdn.$58,162,472;
   (ii)  in respect of the shares of 1617 Subco -
          Cdn.$62,598,250; and
  (iii)  in respect of the shares of 1615 Subco -
          Cdn.$67,309,632.

2.2 On and subject to the terms and conditions set forth herein, we further agree to make, as soon as practicable, and in any event not later than December 23, 1994 (subject to the provisions of paragraph 3.1), a cash offer, the acceptance of which has been recommended by the board of directors of Canstar contemporaneously with the making of the offer (the "Offer") to acquire all of the outstanding common shares (the "Common Shares") of Canstar at a price of Cdn.$27.50 per Common Share.

2.3 For greater certainty, the cash consideration payable to the Vendors pursuant to paragraph 2.1 is equal to the cash consideration that would have been received by each of the Transferred Subsidiaries had they tendered their Common Shares pursuant to the Offer. We hereby covenant with you that we will agree pursuant to the Offer to acquire the Common Shares of any other shareholder of Canstar pursuant to a transaction similar to the transaction described in paragraphs 1 and 2 subject to any such other shareholder entering into an agreement with us on substantially the same terms as the terms contained herein (subject only to such modifications as are appropriate in our sole judgment, acting reasonably, having regard to such other shareholders being public shareholders of Canstar).

3.       Conditions

_3.1      (a)  Our obligation to purchase the Transferred
Subsidiary Shares and to make the Offer shall be subject to:

            (i) our having received, on terms satisfactory to us, waivers of any requirement of law or of a securities regulatory authority that a valuation of Canstar be prepared in connection with the Offer;

           (ii) our having received, on terms satisfactory to us, confirmation (whether by way of exemption order, "no action" letter or other form reasonably acceptable to us) from relevant securities regulatory authorities that our completing the purchase of the Transferred Subsidiary Shares in conjunction with the completion of the Offer does not constitute the conferral of a collateral benefit as contemplated in section 97(2) of the Securities Act (Ontario) and similar provisions in other applicable securities laws; and

          (iii)  the "Business Combination Agreement"
(referred to in clause 10 of Schedule A) shall have been entered into between us and Canstar and shall be in full force and effect.

         (b) We hereby undertake to use our best efforts to obtain the waivers and confirmations referred to in paragraph
3.1(a) as soon as practicable following the date hereof. In the event that, by December 23, 1994:

            (i)  such waivers and confirmations have not
been obtained;

           (ii) Canstar is not in a position to enter into the Business Combination Agreement as a result of its inability to finalize by that date the Exhibits contemplated therein; or

          (iii) the board of directors of Canstar is not in a position to make the acceptance recommendation contemplated in paragraph 2.2 as a result of its inability to obtain a fairness opinion from a recognized investment dealer to be retained by it to provide financial advice to that board of directors in connection with the Offer, then the Offer shall be made by us within five business days following the latest to occur of: (A) our obtaining the waivers and confirmations contemplated in (i) above, (B) Canstar being ready, willing and able to enter into the Business Combination Agreement, having finalized all Exhibits contemplated therein and provided the Exhibits to us, and (C) the board of directors of Canstar being ready, willing and able to make the acceptance recommendation contemplated in paragraph 2.2 and having advised us of that in writing.

         (c) Notwithstanding paragraph 3.1(b):

           (i) in the event that we have not received the valuation waivers contemplated in paragraph 3.1(a)(i) by January 13, 1995, we will undertake promptly thereafter, and the Principal Shareholders covenant and agree to cause Canstar to provide all required assistance to enable us to undertake, a formal valuation of Canstar as required by applicable securities laws. As soon as practicable following completion of such formal valuation, and subject to paragraph
3.1 (c)(ii), we will make the Offer contemplated by paragraph
2.2; and

          (ii) in the event that, by January 13, 1995, (A) Canstar is not ready, willing and able to enter into the Business Combination Agreement as contemplated above, (B) the board of directors of Canstar is not in a position to make the acceptance recommendation contemplated in paragraph 2.2, or (C) we have not been able to obtain the confirmations referred to in paragraph 3.1(a)(ii), we may, at our option, terminate our obligations under this Agreement.

         (d) Notwithstanding the foregoing provisions of this paragraph 3.1, in the event that, at the time at which we and Canstar propose to enter into the Business Combination Agreement, the Exhibits thereto prepared by Canstar disclose any matter, thing or event or combination of matters, things or events which had not been disclosed in writing by Canstar to us prior to the time of execution of this Agreement and which is, or which in the aggregate is, materially adverse to Canstar and its subsidiaries, taken as a whole, we may, at our option, elect not to enter into the Business Combination Agreement and to terminate our obligations hereunder. Otherwise, we shall, within five business days following receipt by us of the Exhibits, enter into that Agreement in substantially the form of the draft of same provided to Canstar at the time of execution of this Agreement at or prior to the time at which the Offer is required to be made by us as contemplated above, provided Canstar is ready, willing and able to do so.

         (e) In any circumstance where the Offer has not been made until after December 23, 1994, the dates and times for the occurrence of certain events contemplated in paragraphs 7.2, 8.2(i) and (ii) and 8.4(ii) shall be extended to such times and dates as are nearly equivalent after having been recalculated based upon the date that the Offer is actually made rather than December 23, 1994.

3.2      Our obligation to take up and pay for the Common
Shares deposited under the Offer and our obligation to purchase the Transferred Subsidiary Shares will not be subject to any condition other than those set out in Schedule
A attached hereto.

3.3 The foregoing conditions are for our sole benefit and may be waived by us in whole or in part at any time.

4.       Covenants of the Principal Shareholders, NBV, the
Holding Companies and Siminvest

4.1 Unless (i) subject to paragraph 8.3, we fail to make the Offer as required hereunder on or before December 23, 1994 (or by such date as may be applicable pursuant to paragraph 3.1), (ii) we are in default of any of our material obligations hereunder or any of our representations and warranties contained herein is untrue in any material respect, or (iii) we terminate the Offer as permitted thereunder:

         (a) the Principal Shareholders, 1617 and 1615 unconditionally and irrevocably agree that they will, and that they will cause 1617 Subco and 1615 Subco to:

           (i)  not sell, assign, convey or otherwise
dispose of any of the outstanding shares of any of 1617, 1615, 1617 Subco or 1615 Subco except in the case of the transactions referred to in paragraph 1.1(b) or as otherwise provided in this Agreement;

          (ii)  not permit the issuance by any of 1617,
1615, 1617 Subco or 1615 Subco of any securities of such companies or any rights to acquire securities of such companies, except in the case of the transactions referred to in paragraph 1.1(b) or as otherwise provided in this Agreement;

         (iii)  not sell, assign, convey or otherwise
dispose of any of the Shares or any right or privilege capable of becoming an agreement or option to purchase from any of 1617, 1615, 1617 Subco or 1615 Subco any of the Shares, except as provided in this Agreement;

         (b) NBV unconditionally and irrevocably agrees that it will, and it will cause 1010 to:

           (i)  not sell, assign, convey or otherwise
dispose of any of the outstanding shares of 1010, except as provided in this Agreement;

          (ii)  not permit the issuance by 1010 of any
securities of it or any right to acquire securities of it, except to NBV or as provided in this Agreement;

         (iii)  not sell, assign, convey or otherwise
dispose of any of the Shares or any right or privilege capable of becoming an agreement or option to purchase from 1010 any of the Shares, except as provided in this Agreement;

         (c) Siminvest unconditionally and irrevocably agrees that it will:

           (i)  not sell, assign, convey or otherwise
dispose of any Siminvest Shares other than pursuant to the Offer, provided that the Common Shares are taken up and paid for when required under the terms and conditions of the Offer;

          (ii)  accept the Offer by depositing the Siminvest
Shares under the Offer in the manner and at the time reasonably directed by us in accordance with the terms and conditions of the Offer;

         (iii) not withdraw any of the Siminvest Shares deposited pursuant to the Offer unless they are not taken up and paid for in accordance with the terms and conditions of the Offer;

         (d)  except as otherwise contemplated in the
Business Combination Agreement, each of the Principal Shareholders, NBV, Siminvest and the Holding Companies, severally, unconditionally and irrevocably agrees that they will:
_
            (i) not , and cause their respective affiliates, associates, directors, officers and agents not to, directly or indirectly, solicit, initiate or knowingly encourage proposals or offers from, or provide information relating to Canstar or any of its subsidiaries or the Common Shares to, any person, entity or group in connection with the acquisition or disposition of all or a substantial part of the issued and outstanding Common Shares, or any amalgamation, merger, arrangement, sale of all or any substantial part of the assets of Canstar or any subsidiary thereof, take-over bid, reorganization, recapitalization, liquidation or winding up of, or other business combination or similar transaction involving Canstar or any of its subsidiaries, and to promptly notify us of any such proposal or offer or the possibility of any such proposal or offer by any person, entity or group of which they become aware;
_
          (ii) in the event that you and we mutually agree to proceed with a "Transaction" (as defined in paragraph 8.3) which is not the take-over bid contemplated herein, entitle us to exercise all voting power over any Common Shares owned or controlled by each of them, with effect as of the date that they and we agree to so proceed, hereby appoint, with full power of substitution, as their proxy and attorney-in-fact and each of them respectively hereby directs us and any designee of ours to vote, and we hereby agree to vote, at any meeting or meetings of shareholders of Canstar, and at any adjournments thereof, all of such shares on a basis which is consistent with the completion of the Transaction, and against any proposal which is inconsistent therewith. With respect to such proxy, upon it becoming effective, each of them hereby revokes any and all proxies previously granted to any other person. The foregoing appointment shall be deemed to be coupled with an interest, shall be irrevocable and shall only terminate upon the termination of this Agreement, and each of them agrees to execute any further form of proxy required in order to give effect to the foregoing; and

          (iii) take all reasonable measures to support the Transaction.

5. Covenants with Respect to the Operations of Canstar

5.1      Each of the Principal Shareholders, NBV, the
Holding Companies and Siminvest, severally, agrees that, except as otherwise provided in the Business Combination Agreement or as otherwise consented to or approved by us in writing, until the Transferred Subsidiary Shares have been acquired by us pursuant to this Agreement and the Siminvest Shares have been taken up and paid for under the Offer or their obligations hereunder have been terminated in accordance with paragraph 8, they shall each use, respectively, their best efforts to ensure that the business and affairs of Canstar and its subsidiaries shall be operated in the ordinary course in substantially the same manner as heretofore conducted and, in furtherance of the foregoing, shall each use, respectively, their best efforts to ensure that:


         (a) Canstar will not, and Canstar will cause its subsidiaries not to, split, combine or re-classify the Common Shares or any other outstanding securities, declare or pay any dividends on (other than regular quarterly dividends paid in respect of the Common Shares) or make other distributions or payments (whether in cash, stock, securities or property or any combination thereof) in respect of the Common Shares or any other outstanding securities or take or authorize any action or implement any of the foregoing;

        (b) Canstar will not, and Canstar will cause its subsidiaries not to, amend or authorize any amendments to their respective articles or by-laws or similar constituent documents;

        (c) Canstar will not, and Canstar will cause its subsidiaries not to, reserve, set aside, issue, authorize or propose or commit to the issuance (whether through the allotment, reservation or issuance of or granting options, warrants, commitments, subscriptions, rights to purchase or otherwise) of any securities of Canstar (or the relevant subsidiary, as the case may be) including any Common Shares or securities convertible into or exchangeable for, or rights, warrants or options to acquire, any Common Shares (other than the issuance of Common Shares pursuant to the conversion of convertible securities or the exercise of options or other rights to purchase Common Shares outstanding as of the date hereof);

        (d)  Canstar will not, and will cause its
subsidiaries not to, acquire or agree to acquire, by amalgamating, merging, consolidating or entering into a business combination with or purchasing or leasing substantially all of the assets or otherwise of, any business or undertaking or any corporation, partnership, association or other business organization or division thereof except for transactions which individually or in the aggregate are not material to Canstar and its subsidiaries taken as a whole;

        (e)  Canstar will not, and will cause its
subsidiaries not to, sell, lease, transfer, mortgage or otherwise dispose of or encumber any of its property or assets, real or personal, that, individually or in the aggregate, are material to Canstar and its subsidiaries taken as a whole except in the ordinary course of business;

        (f)  other than short term borrowings in the
ordinary course of business not exceeding existing bank line limits, Canstar will not, and will cause its subsidiaries not to, incur indebtedness to third parties for any borrowed money or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person (other than a subsidiary) or issue or sell any debt security;

        (g)  Canstar will not, and will cause its
subsidiaries not to, grant to any executive officers of Canstar or any of its subsidiaries any increase in compensation or in severance or termination pay, or enter into any employment agreement with any executive officer of Canstar or any of its subsidiaries except (i) as may be required under employment and termination agreements in effect as of the date hereof, (ii) for compensation increases in the ordinary course of business consistent with past practice, or (iii) amendments to stock option, stock purchase or similar plans to ensure that Common Shares issuable or held pursuant to such plans may be deposited pursuant to the Offer or the persons entitled to Common Shares under such plans will otherwise receive the benefit of the Offer;

        (h) except as otherwise contemplated hereby and in the ordinary course of business, Canstar will not, and will not permit any of its subsidiaries to, enter into, amend (except for amendments which are not material) or terminate any existing agreements, covenants or contracts which, individually or in the aggregate, are material to Canstar and its subsidiaries taken as a whole;

        (i) Canstar advises us, as soon as practicable, of any matter which comes to its attention which might constitute a "material change" (within the meaning of the Securities Act (Ontario)) in the affairs of Canstar and its subsidiaries taken as a whole;

        (j) Canstar and its subsidiaries participate and co-operate in all reasonable respects with us and use all reasonable efforts to assist us to obtain such consents, permits and regulatory approvals as may be necessary or desirable in connection with the completion of the transactions contemplated by this Agreement and the Offer;

        (k) Canstar will not, and will cause each of its subsidiaries not to, resolve that it be wound up (except for a transaction which is in the ordinary course of business for Canstar and its subsidiaries, taken as a whole, to which we have given our previous written consent, which consent will not be unreasonably withheld) or appoint or agree to the appointment of a liquidator, receiver or trustee in bankruptcy for it or consent to an order by a court for its winding up or dissolution; and

        (l) Canstar will permit us and our authorized representatives to have reasonable access to all of Canstar's and its subsidiaries' personnel, assets, properties, books, records, agreements and commitments and all material information with respect to Canstar and its subsidiaries as we or our authorized representatives may reasonably request.

6.       Representations and Warranties

        (a) the Principal Shareholders, 1615 and 1617 hereby jointly and severally represent and warrant to us that:

          (i) Incorporation, etc. - each of 1615 and 1617 is a corporation duly incorporated and validly existing under the laws of Canada and has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted and each of 1617 Subco and 1615 Subco will be on the Closing Date a corporation duly incorporated and validly existing under the laws of Canada and shall have all requisite corporate power and authority to own their respective assets and to carry on their respective business as then being conducted.

         (ii)  Authority and Consents - each of the
Principal Shareholders, 1617 and 1615 has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been consented to by all necessary parties, have been duly and validly authorized by all necessary corporate action on the part of 1617 and 1615 and no other corporate proceedings on the part of 1617 or 1615 are necessary to authorize this Agreement. Except as has already been obtained, no consent of any court, governmental authority, beneficiary, co-trustee, spouse or other person is necessary for the execution, delivery and performance of this Agreement by the Principal Shareholders, 1617 and 1615. This Agreement has been duly executed and delivered by the Principal Shareholders, 1617 and 1615 and constitutes a legal, valid and binding obligation of each of them.

       (iii)  Title; No Liens, etc. - At the date hereof,
1617 and 1615 each own beneficially the Shares described at the outset of this Agreement. At the Closing Date:

              (A) all of the outstanding shares of each of 1617 Subco and 1615 Subco (other than the voting preferred shares owned by us) will be legally and beneficially owned by 1617 and 1615, respectively, free and clear of all liens, charges, encumbrances and any other rights of others whatsoever (other than our rights under this Agreement) and 1617 and 1615 will each have good and sufficient power and authority and right to transfer, or cause to be transferred, the legal title and beneficial title to the Transferred Subsidiary Shares owned by them, respectively, to us with good and marketable title thereto;

              (B) each of 1617 Subco and 1615 Subco will be the legal and beneficial owner of the Shares described at the outset of this Agreement, free and clear of all liens, charges, encumbrances and any other rights of others whatsoever (other than our rights under this Agreement) and neither of 1617 Subco nor 1615 Subco shall have any assets other than the Shares or any liabilities, absolute, contingent or otherwise;

              (C) no other person shall have any right to acquire any interest in 1617 Subco or 1615 Subco; and

              (D) 1617 and 1615 will not be "non-residents" of Canada (within the meaning of the Income Tax Act
(Canada)).

       (iv)  No Conflict or Violations - Neither the
execution and delivery of this Agreement by the Principal
Shareholders, 1617 and 1615 nor the consummation of the transactions contemplated hereby will

              (A) conflict with or result in any breach of any of the provisions of the articles or by-laws of either
1617 or 1615;

              (B)  result in the violation or breach of or
constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any licence, contract, agreement or other instrument or obligation to which the Principal Shareholders, 1617 or 1615 is a party or by which any of them or any of their assets may be bound; or

              (C)  violate any order, writ, injunction,
decree, statute, rule or regulation applicable to the Principal Shareholders, 1617 or 1615, or any of their assets, except in the case of violations, breaches or defaults which would not, in the aggregate materially and adversely effect any of them.

          (v) No Fee or Commission - No person is entitled to any brokerage fee or commission or finder's fee from any of Canstar or its subsidiaries or the Transferred
Subsidiaries in connection with the Offer or the completion of the transactions as contemplated by this Agreement.

        (b) NBV and 1010 hereby jointly and severally represent and warrant to us that:

          (i) Incorporation, etc. - 1010 is a corporation duly incorporated and validly existing under the laws of Canada and NBV is a corporation duly incorporated and validly existing under the laws of The Netherlands and each of 1010 and NBV has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted.

         (ii) Authority and Consents - each of NBV and 1010 has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been consented to by all necessary parties, have been duly and validly authorized by all necessary corporate action on the part of NBV and 1010 and no other corporate proceedings on the part of NBV and 1010 are necessary to authorize this Agreement. Except as has already been obtained, no consent of any court, governmental authority, beneficiary, co-trustee, spouse or other person is necessary for the execution, delivery and performance of this Agreement by NBV and 1010. This Agreement has been duly executed and delivered by NBV and 1010 and constitutes a legal, valid and binding obligation of each of them.

        (iii)  Title; No Liens, etc. - At the date hereof,
1010 owns, legally and beneficially, the Shares described at the outset of this Agreement. At the Closing Date:

              (A)  all of the outstanding shares of 1010
(other than the voting preferred shares owned by us and the O Prefs which are to be redeemed as of that date) will be legally and beneficially owned by NBV, free and clear of all liens, charges, encumbrances and any other rights of others whatsoever (other than our rights under this Agreement) and NBV will have good and sufficient power and authority and right to transfer, or caused to be transferred, the legal title and beneficial title to the outstanding shares of 1010 owned by it, to us with good and marketable title thereto;

              (B)  1010 will be the legal and beneficial
owner of the Shares described at the outset of this Agreement, free and clear of all liens, charges, encumbrances and any other rights of others whatsoever (other than our rights under this Agreement) and 1010 shall not have any assets other than the Shares or any liabilities, absolute, contingent or otherwise;

              (C)  no other person shall have any right to
acquire any interest in 1010; and

_              (D)  NBV shall provide to us a certificate
issued pursuant to the provisions of Section 116 of the Income Tax Act (Canada) (and any corresponding certificate or like document under applicable Canadian provincial taxation laws, if any) with a certificate limit of not less than the purchase price for the shares of 1010 referred to in paragraph 2.1.

        (iv)  No Conflict or Violations - Neither the
execution and delivery of this Agreement by NBV and 1010 nor the consummation of the transactions contemplated hereby will

              (A) conflict with or result in any breach of any of the provisions of the articles or by-laws or other constituent documents of either NBV or 1010;

              (B)  result in the violation or breach of or
constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any licence, contract, agreement or other instrument or obligation to which NBV or 1010 is a party or by which either of them or any of their assets may be bound; or

              (C)  violate any order, writ, injunction,
decree, statute, rule or regulation applicable to NBV or 1010, or any of their assets, except in the case of violations, breaches or defaults which would not, in the aggregate materially and adversely effect either of them.

        (v) No Fee or Commission - No person is entitled to any brokerage fee or commission or finder's fee from any of Canstar or its subsidiaries or the Transferred Subsidiaries in connection with the Offer or the completion of the transactions contemplated by this Agreement.

      (c) Siminvest hereby represents and warrants to us that:

         (i)  Incorporation, etc. - Siminvest is a
corporation duly incorporated and validly existing under the laws of Switzerland and Siminvest has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted.

        (ii) Authority and Consents - Siminvest has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been consented to by all necessary parties, have been duly and validly authorized by all necessary corporate action on the part of Siminvest and no other corporate proceedings on the part of Siminvest are necessary to authorize this Agreement. Except as has already been obtained, no consent of any court, governmental authority, beneficiary, co-trustee, spouse or other person is necessary for the execution, delivery and performance of this Agreement by Siminvest. This Agreement has been duly executed and delivered by Siminvest and constitutes a legal, valid and binding obligation of Siminvest.

      (iii)  Title; No Liens, etc. - At the date hereof,
Siminvest beneficially owns, and at the Closing Date
Siminvest will beneficially own, the Siminvest Shares. At the Closing Date:

             (A)  the Siminvest Shares will be free and
clear of all liens, charges, encumbrances and any other rights of others whatsoever (other than our rights under this Agreement); and

             (B)  no other person shall have any right to
acquire any interest in all or any part of the Siminvest
Shares.

        (iv)  No Conflict or Violations - Neither the
execution and delivery of this Agreement by Siminvest nor the consummation of the transactions contemplated hereby will

             (A) conflict with or result in any breach of any of the provisions of the articles or by-laws or other constituent documents of Siminvest,

             (B)  result in the violation or breach of or
constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any licence, contract, agreement or other instrument or obligation to which Siminvest is a party or by which it or any of its assets may be bound or

             (C)  violate any order, writ, injunction,
decree, statute, rule or regulation applicable to Siminvest, or any of its assets, except in the case of violations, breaches or defaults which would not, in the aggregate materially and adversely effect either of them.

         (v) No Fee or Commission - No person is entitled to any brokerage fee or commission or finder's fee from any of Canstar or its subsidiaries or the Transferred
Subsidiaries in connection with the Offer or the completion of the transactions as contemplated by this Agreement.

6.2      We hereby represent and warrant to the Principal
Shareholders, the Holding Companies and Siminvest as follows:

         (i) Incorporation - We are a corporation duly incorporated and validly existing under the laws of the State of Oregon;

        (ii) Authority - We have the corporate power and authority to enter into this Agreement, to make the Offer and to carry out the transactions contemplated hereby and by the Offer. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and by the Offer have been duly and validly authorized by all necessary corporate action on our part. This Agreement has been duly executed and delivered by us and constitutes a legal, valid and binding obligation of ours;

       (iii) No Conflict or Violations - Neither the execution and delivery of this Agreement by us nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will (i) conflict with or result in any breach of any provision of our incorporating documents and by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which we or any of our subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to us or any of our subsidiaries or any of their properties or assets, except in the case of violations, breaches or defaults which would not in the aggregate materially and adversely effect us or our subsidiaries, taken as a whole.

          (iv) Available Funds - We have available funds necessary to satisfy our obligations to purchase the Transferred Subsidiary Shares and the Common Shares pursuant to the Offer.

6.3 The representations and warranties of each of the parties shall be true and correct on the Closing Date and each of the Principal Shareholders, NBV, 1617, 1615, 1010 and Siminvest shall deliver to us a certificate (signed, in the case of corporations, by either of the corporation's Chief Executive Officer or the Chief Financial Officer) on the Closing Date confirming the same. Your representations and warranties shall survive until the earlier of the second anniversary of the Closing Date or the date that this Agreement is terminated in accordance with paragraph 8 and any claim in respect of such representations and warranties shall be made in such period. Our representations and warranties shall terminate on the earlier of the Closing Date or the date that this Agreement is terminated in accordance with paragraph 8.

7.     Completion of the Transactions

7.1 The purchase and sale of the Transferred Subsidiary Shares shall be completed contemporaneously with the first take up and payment by us of Common Shares pursuant to the Offer (such time being hereinafter referred to as the "Closing Date"). The closing shall take place at the Main Boardroom of Tory Tory DesLauriers & Binnington, 32nd Floor, Aetna Tower, Toronto-Dominion Centre, Toronto, Ontario, and on such date we shall pay to the Vendors the purchase price for the Transferred Subsidiary Shares by certified cheque or bank draft against delivery to us of share certificates representing the Transferred Subsidiary Shares duly endorsed in blank for transfer, with signatures guaranteed by a chartered bank or trust company.

7.2 Subject to our rights to terminate and abandon this Agreement or do a Transaction other than the Offer in either case as provided in paragraph 8, we hereby covenant with you to take-up and pay for the Common Shares deposited under the Offer within two business days after the later of January 23, 1995 and the date that each of the conditions of the Offer set out in Schedule A have been satisfied.

8.     Termination and Abandonment

8.1 This Agreement may be terminated and abandoned at any time before the Closing Date by the mutual consent, in writing, of each of the parties hereto.

_8.2      Any of the Principal Shareholders, NBV, the Holding
Companies or Siminvest may terminate their obligations under this Agreement if (i) subject to paragraph 8.3, the Offer has not been mailed by us to the holders of Common Shares on or before 11:59 p.m. (Toronto time) on December 23, 1994, or
(ii) subject to paragraph 8.3, the first date of take up and payment for Common Shares under the Offer shall not have occurred by 4:30 p.m. (Pacific Standard Time) on February 2, 1995 (provided that if the take-up and payment for the Common Shares has not occurred as a result of the conditions to the Offer set forth in any one or more of clauses 6, 7 or 8 (but only such clauses) of Schedule A not having been satisfied by such time and date, this right may not be exercised unless the Common Shares have not been taken up and paid for by the earlier of the date which is two business days after the date upon which all of the conditions to the Offer have been satisfied and 4:30 p.m. (Pacific Standard Time) on March 10,
1995); or (iii) we have elected to terminate our obligations pursuant to paragraph 8.4; or (iv) a "Competing Offer" (as defined below) is made offering cash consideration in excess of the price then offered by us under the Offer and we do not increase the consideration offered under the Offer to a price equal to or greater than such higher consideration offered under the Competing Offer by the date that is six calendar days after the date that the Competing Offer is made. For the purposes of this Agreement, a "Competing Offer" shall mean an offer made to purchase all of the outstanding Common Shares for cash consideration (and only cash consideration), which offer shall be made by a circular bid to all holders of Common Shares and shall be prepared in accordance with the Securities Act (Ontario) and the regulation thereunder and other applicable securities laws and shall contain conditions no more onerous to meet or stringent than those conditions set out in Schedule A.

8.3 If prior to December 23, 1994, the parties have decided to proceed with a Transaction, other than the Offer, and the purchase by us of the Transferred Subsidiary Shares, the Principal Shareholders, NBV, the Holding Companies and Siminvest may terminate their obligations under this Agreement if the Transaction has not been completed by 11:59 p.m. (Pacific Standard Time) on June 30, 1995. As used in this Agreement, "Transaction" means any transaction which is acceptable to each of the parties hereto, acting reasonably, provided that any transaction which is not materially different to each of the parties from a tax and financial perspective to that provided by the purchase of the Transferred Subsidiary Shares and the Offer shall be deemed to be a "Transaction" including, without limitation, an amalgamation, arrangement or other business combination which would result in our acquiring all of the outstanding securities of Canstar and in the shareholders of Canstar receiving, not later than June 30, 1995, for each Common Share not less than Cdn.$27.50 in cash or securities which are redeemable by the holder immediately for an equivalent amount in cash.

8.4 We may terminate our obligations under this Agreement (i) in the circumstances contemplated in paragraph 3.1; or (ii) if any of the conditions to the taking up and payment for the Common Shares deposited under the Offer and our obligation to purchase the Transferred Subsidiary Shares which are referred to in paragraph 3.2 shall not have been satisfied or waived by 4:30 p.m. (Pacific Standard Time) on January 23, 1995 unless the Offer is extended in which case the relevant time shall be the same time on the date to which the Offer is extended (provided that we shall be obliged to extend the Offer if by 4:30 p.m. (Pacific Standard Time) on January 23, 1995 the only conditions to the Offer which remain unsatisfied are any one or more of the conditions set forth in clauses 6, 7 or 8 of Schedule A, in which event the Offer shall be extended to the date which is the earlier of two business days after the date upon which all of the conditions to the Offer have been satisfied and 4:30 p.m. (Pacific Standard Time) on March 10,1995); or (iii) any one or more of the Principal Shareholders, NBV, the Holding Companies or Siminvest have elected to terminate its obligations under this Agreement pursuant to paragraph 8.2.

8.5 We, on the one hand, and the Principal Shareholders, NBV, the Holding Companies and Siminvest, on the other hand, may terminate our respective obligations under this Agreement if the other of us is in default of any material obligation under this Agreement or if any representation or warranty of the other of us under this Agreement is untrue in any material respect.

9.     General Provisions

9.1 This Agreement may be modified and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written instrument executed by each of the parties hereto; provided, however, that a party may in its discretion waive a condition herein which is solely for its benefit without the consent of the other. No waiver in any one or more instances of rights pursuant hereto shall be deemed to be a further or continuing waiver of any condition or any breach of any other term, covenant, representation or warranty in this Agreement.

9.2 This Agreement (including the schedules attached hereto), together with the Confidentiality Agreement executed between us and Canstar and dated November 10, 1994, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements or understandings with respect thereto.

9.3 No public announcement concerning this Agreement shall be made by a party hereto without the consent of the other or except as may be required by law.

9.4 This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the parties hereto and the respective successors, permitted assigns, heirs, executors and legal and personal representatives. We may assign some or all of our rights or obligations under this Agreement to a wholly-owned subsidiary but, if such assignment takes place, we will continue to be liable to you for any default in performance by the assignee of our obligations hereunder. This Agreement shall not otherwise be assignable by any party hereto.

9.5 Each party will pay its own expenses, including the fees and disbursements of its legal counsel and financial advisors, in connection with this Agreement and matters relating to the Offer provided that, with the agreement of Canstar, the expenses of NBV, 1617, 1615, 1010 and Siminvest in respect thereof may be borne by Canstar subject to the limitations that all of the expenses of such parties to be borne by Canstar, together with all of Canstar's own expenses in connection with the transactions contemplated hereby and by the Business Combination Agreement shall not exceed Cdn. $2.5 million. All such expenses paid by Canstar shall be reasonable and shall be documented in a manner satisfactory to us, acting reasonably.

9.6      Time shall be of the essence of this Agreement.

9.7 The Principal Shareholders, NBV, the Holding Companies and Siminvest acknowledge that we will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Principal Shareholders, NBV, the Holding Companies or Siminvest that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to us upon the breach by any Principal Shareholder, NBV, any of the Holding Companies or Siminvest of such covenants and agreements, we will have the right, without the necessity of posting bond or security in connection therewith, to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

9.8 Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if delivered or sent by telecopier or facsimile transmission:

       (i) in the case of the Principal Shareholders, NBV, the Holding Companies or Siminvest, to Canstar Sports Inc.:

5705 Ferrier St.
Suite 200
Montreal, Quebec
H4P 1N3
Attention:  Mr. I. Olivieri
Fax:  (514) 738-5178

with a copy to:
Sweibel, Novek
3449 avenue du Musee
Montreal, Quebec
Canada
H3G 2C8
Attention:  Sydney Sweibel
Fax:  (514) 849-1176
- - and -
Davies Ward & Beck
44th Floor
1 First Canadian Place
P.O. Box 63
Toronto, Ontario
Canada
M5X 1B1
Attention:  Kevin Thomson
Fax:  (416) 863-0871

if to us, to: NIKE, Inc.:
One Bowerman Drive
Beaverton, Oregon

Attention: Lindsay Stewart
           Vice-President Law and Corporate Affairs
Fax:  (503) 644-6655

with a copy to each of:
Tonkon Torp Galen Marmaduke & Booth
1600 Pioneer Tower
888 S.W. Fifth Avenue
Portland, OR  97204
U.S.A.
Attention:  Brian Booth
Fax:  (503) 274-8779
- - and -
Tory Tory DesLauriers & Binnington
Suite 3000, Aetna Tower
P.O. Box 270
Toronto-Dominion Centre
Toronto, Ontario
Canada
M5K 1N2
Attention:  Gordon Coleman
Fax:  (416) 865-7380

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section and if so given shall be deemed to have been received on the date of such delivery or sending.

9.9 This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

9.10 We hereby covenant to use, and to cause the Offeror to use, its best efforts to successfully complete the transaction contemplated hereby, including the Offer, including co-operating with the Principal Shareholders, the Holding Companies, NBV, Siminvest and Canstar (the "Parties") and their counsel in making all requisite regulatory filings, and in mailing or otherwise making the Offer to holders of the Common Shares and, except in respect of matters which we would reasonably expect to maintain as confidential, to provide copies of drafts of the Offer to the Parties and their counsel and to inform the Parties and their counsel of all steps taken in respect of applications for such regulatory approvals and to provide copies of all written documents and submissions and responses with respect thereto in connection with regulatory proceedings and to allow the Parties and their counsel to participate on a reasonable basis in the process of seeking such approvals.

9.11 This Agreement may be signed in counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of facsimile transmission from us to you and from you to us.

Yours very truly,
NIKE, INC.
By: Lindsay D. Stewart

We hereby accept the foregoing
DATED this        day of December, 1994.
_
Mr. Icaro Olivieri



Mrs. Michela Olivieri

NORCIM HOLDINGS B.V.

By:

161709 CANADA INC.

By:

101028 CANADA LTEE

By:

161578 CANADA INC.
 _
By:


SIMINVEST S.A.

By:




SCHEDULE A
CONDITIONS OF THE OFFER

1.     Not less than:

       (a)  an aggregate of 80% of the outstanding Common
Shares (calculated on a diluted basis) shall (i) have been validly deposited under the Offer and not withdrawn and (ii) be subject to this Agreement; and

       (b)  50.1% of the outstanding Common Shares
(calculated on a diluted basis) shall have been validly deposited under the Offer and not withdrawn, excluding those Common Shares which are held by or on behalf of the Principal Shareholders, the Transferred Subsidiaries, Siminvest or their respective affiliates;

(collectively, the "Minimum Conditions").

2. (i) No action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal, governmental agency, stock exchange or other regulatory authority or administrative agency or commission or before or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation, policy or directive (whether or not having the force of law) shall have been enacted, promulgated or applied:

       (A) to cease trade, enjoin, prohibit or impose material limitations, changes or conditions on the purchase by or the sale to the offeror under the Offer (the "Offeror") of the Common Shares or the right of the Offeror to own or exercise full rights of ownership with respect to the Common Shares; or

       (B) which has had or might reasonably have a material adverse effect on Canstar and its subsidiaries, taken as a whole.

3. Canstar shall have given the Offeror and its authorized agents reasonable access to all of Canstar's and its subsidiaries' personnel, assets, properties, books, records, agreements and commitments and all material information with respect to Canstar and its subsidiaries as may be reasonably requested by the Offeror or its authorized agents.

4. There shall not have occurred (or, if there shall have previously occurred, there shall not have been disclosed generally or to the Offeror in writing, prior to the commencement of the Offer) any material change (or any condition, event or development involving a prospective material change) in the business, operations or financial condition of Canstar or any of its subsidiaries which is materially adverse to Canstar and its subsidiaries, taken as a whole. For the purposes of the foregoing, "material change" shall be as defined in the Securities Act (Ontario), provided that material change shall not include any event or fact relating to Canstar or any of its subsidiaries which is directly attributable to the proposed purchase of Common Shares of Canstar by the Offeror.

5. There shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for any or all of the Common Shares under the Offer.

6. The Director of Investigation and Research appointed under the Competition Act (Canada) shall have issued an Advanced Ruling Certificate with respect to the transaction, or the applicable waiting period under Part IX of the Competition Act (Canada) shall have expired and the Director of Investigation and Research shall have indicated that he does not intend to oppose the purchase of the Common Shares under the Offer and shall not have required, or threatened to require, an application under Part VIII of that Act in respect of the purchase of the Common Shares.

7.     All approvals or exemptions under the Investment
Canada Act (Canada) in connection with the Offer and the acquisition of Common Shares pursuant to the Offer shall have been obtained on terms reasonably satisfactory to the Offeror.

8.     The applicable waiting period under the Hart Scott
Rodino Act shall have expired or have been earlier terminated.

9. Canstar and its subsidiaries shall have conducted their respective businesses in the ordinary and usual course of business in the manner contemplated in the Business
Combination Agreement.

10. Canstar's board of directors shall have approved and Canstar shall have entered into the Business Combination
Agreement substantially in the form of the draft agreement provided to Canstar at the time of execution of this Agreement, Canstar shall not be in default, in any material respect, of its obligations thereunder, the representations and warranties of Canstar set forth in the Business
Combination Agreement shall be true and correct in all material respects as of the date of the execution of the Business Combination Agreement and the Business Combination
Agreement shall not have been otherwise terminated.

11.    The Principal Shareholders, NBV, the Holding
Companies and Siminvest shall not be in default, in any material respect, of any of their obligations under this Agreement, the representations and warranties of such persons shall be true and correct in all material respects as of the first date of take-up and payment for Common Shares under the Offer and the Agreement shall not have been otherwise terminated.